Exhibit 99.1

FINAL:  For Release

NEW YORK & COMPANY, INC. ANNOUNCES FIRST QUARTER 2011 RESULTS

•                  First Quarter Operating Loss Significantly Narrows to $3.6 Million

•                  Company Introduces Q2 Guidance

New York, New York — May 19, 2011 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 553 retail stores, today announced results for the first quarter ended April 30, 2011.  For the first quarter of fiscal year 2011, net sales were $239.4 million, as compared to $237.0 million for the first quarter of fiscal year 2010.  Comparable store sales for the first quarter of fiscal year 2011 increased 2.5%, as compared to an increase of 2.9% in the prior year first quarter.

Operating loss for the first quarter of fiscal year 2011 was $3.6 million, reflecting a significant improvement from the prior year’s first quarter operating loss of $8.7 million.

Net loss for the first quarter of fiscal year 2011 narrowed to $3.7 million, or $0.06 per diluted share, with an effective tax rate of 1.4%.  This compares to the prior year net loss of $4.9 million, or $0.08 per diluted share, with an effective tax rate of 45.3%.  On a non-GAAP basis, normalizing taxes to eliminate the valuation allowance recorded in the first quarter of fiscal year 2011, the Company’s adjusted net loss was $2.2 million, or $0.04 per diluted share, as compared to $0.08 per diluted share for the first quarter of fiscal year 2010.  Please refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” in Exhibit 4 of this press release.

Gregory Scott, New York & Company’s CEO, stated:  “During the first quarter we remained focused on our stated goal of driving modest comparable store sales gains while controlling markdowns and tightly managing inventory and expenses.  While we continue to view 2011 as a transition year, we are encouraged by our customers’ positive response to our spring fashion which drove improved levels of regular price selling.  In addition, changes to our product flow and promotional calendar allowed us to optimize our sales productivity.  These strategies, along with leverage of our buying and occupancy costs, fueled a significant improvement in our operating results for the quarter versus last year.”

During the quarter, the Company accomplished the following:

•                                  The Company’s E-commerce business produced strong results with sales increasing 36.2% from the year-ago period.

•                                  Gross profit as a percentage of net sales improved by 120 basis points versus the prior year, driven by improved leverage in buying and occupancy costs combined with controlled levels of promotional activity.

•                                  Selling, general and administrative expenses as a percentage of net sales declined by 100 basis points versus the prior year.

•                                  Inventory remains tightly managed with total quarter-end inventory declining by 15.4%, as compared to the end of last year’s first quarter.  Inventory per average store at the end of the first quarter decreased 11.4%, as compared to the end of last year’s first quarter.

•                                  The Company ended the quarter with $35.1 million of cash-on-hand and no outstanding borrowings under its revolving credit facility.

•                                  The Company remodeled one existing store and closed two stores, ending with 553 stores, including 24 outlet stores, and 3.0 million selling square feet in operation.

Outlook

Regarding expectations for the second quarter of fiscal year 2011, the Company provided the following:

•                  Comparable store sales for the second quarter of fiscal year 2011 are expected to be approximately flat with 545 stores in operation at the end of the second quarter as compared to 581 in the prior year.

•                  Gross margins are expected to increase between 1,400 and 1,500 basis points from the prior year’s rates reflecting substantially lower levels of markdowns partially offset by increased merchandise cost pressures.

•                  On an adjusted basis, excluding $15.7 million of non-cash charges recorded in the second quarter of fiscal year 2010, selling, general and administrative expenses as a percentage of net sales are expected to decrease between 100 and 150 basis points versus the prior year.

•                  The Company expects the effective tax rate for the second quarter of fiscal year 2011 to be approximately 0%.  As previously announced, the Company continues to provide for adjustments to the deferred tax valuation allowance initially recorded in the second quarter of fiscal year 2010 offsetting any future tax provisions or benefits resulting in an approximately 0% effective tax rate for GAAP purposes.

•                  The Company expects inventory levels at the end of the second quarter of fiscal year 2011 to decline by a low single-digit percentage versus the prior year.  On-hand inventory, which excludes inventory in-transit, is expected to be up slightly on an average store basis.

•                  Capital expenditures are expected to be approximately $7.0 million for the second quarter of fiscal year 2011, as compared to $5.4 million in the prior year.  Depreciation expense for the period is estimated at $9.0 million.

•                  The Company has no outstanding borrowings under its revolving credit facility and does not anticipate the need to use the facility during the second quarter of fiscal year 2011.

•                  The Company expects to close eight stores and remodel six existing locations, ending the second quarter of fiscal year 2011 with 545 stores, including 24 outlet stores.

Conference Call Information

A conference call to discuss the first quarter of fiscal year 2011 results is scheduled for today Thursday, May 19, 2011 at 4:30 pm Eastern Time.  Investors and analysts interested in participating in the call are invited to dial 888-437-9274, referencing conference ID number 5596912, approximately ten minutes prior to the start of the call.  The conference call will also be web-cast live at www.nyandcompany.com. A replay of this call will be available until midnight on May 26, 2011 and can be accessed by dialing (877) 870-5176 and entering conference ID number 5596912.

About New York & Company, Inc.

New York & Company, Inc. is a leading specialty retailer of women’s fashion apparel and accessories offering the latest NY Style. The Company’s proprietary branded New York & Company ™ merchandise is sold exclusively through its national network of retail stores and E-commerce store at www.nyandcompany.com. The Company currently operates 553 stores in 43 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

New York & Company, Inc.

Suzanne Rosenberg

Director, Investor Relations

212-884-2140

Investor/Media Contact:

ICR, Inc.

(203) 682-8200

Investor: Allison Malkin

Media: Kellie Baldyga

Forward Looking Statements: This press release contains certain forward looking statements.  Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict”, and similar expressions and include references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to: (i) the impact of general economic conditions and their effect on consumer confidence and spending patterns, which have deteriorated significantly and may continue to do so for the foreseeable future; (ii) the Company’s ability to successfully maintain its restructuring and cost reduction program; (iii) the current economic conditions which could negatively impact the Company’s merchandise vendors and their ability to deliver products; (iv) the Company’s ability to open and operate stores successfully; (v) seasonal fluctuations in the Company’s business; (vi) the Company’s ability to anticipate and respond to fashion trends; (vii) the Company’s dependence on mall traffic for its sales; (viii) competition in the Company’s market, including promotional and pricing competition; (ix) the Company’s ability to retain, recruit and train key personnel; (x) the Company’s reliance on third parties to manage some aspects of its business; (xi) the Company’s reliance on foreign sources of production; (xii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiii) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the Company by its sponsors and any potential change of ownership of those sponsors; and (xvi) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.

Exhibit (1)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Three months ended April 30, 2011	% of net sales	Three months ended May 1, 2010	% of net sales
Net sales	$239,354	100.0%	$236,982	100.0%

Cost of goods sold, buying and occupancy costs	177,364	74.1%	178,437	75.3%

Gross profit	61,990	25.9%	58,545	24.7%

Selling, general and administrative expenses	65,589	27.4%	67,248	28.4%

Operating loss	(3,599)	(1.5)%	(8,703)	(3.7)%

Interest expense, net of interest income	130	0.1%	186	0.1%

Loss before income taxes	(3,729)	(1.6)%	(8,889)	(3.8)%

Benefit for income taxes	(51)	(0.1)%	(4,030)	(1.7)%

Net loss	$(3,678)	(1.5)%	$(4,859)	(2.1)%

Basic loss per share	$(0.06)		$(0.08)

Diluted loss per share	$(0.06)		$(0.08)

Weighted average shares outstanding:
Basic shares of common stock	60,021		59,337
Diluted shares of common stock	60,021		59,337

Selected operating data:

(Dollars in thousands, except square foot data)
Comparable store sales increase	2.5%	2.9%
Net sales per average selling square foot (a)	$79	$74
Net sales per average store (b)	$432	$410
Average selling square footage per store (c)	5,449	5,523

(a)  Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.

(b)  Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.

(c)  Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (2)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(Amounts in thousands)	April 30, 2011	January 29, 2011	May 1, 2010
	(Unaudited)	(Audited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$35,072	$77,392	$23,176
Accounts receivable	12,182	9,756	24,184
Income taxes receivable	957	527	3,000
Inventories, net	112,672	82,062	133,172
Prepaid expenses	20,989	20,707	21,592
Other current assets	2,279	1,202	1,219
Current assets of discontinued operations	—	54	108
Total current assets	184,151	191,700	206,451

Property and equipment, net	136,903	144,561	180,834
Intangible assets	14,879	14,879	14,879
Deferred income taxes	3,362	3,362	22,632
Other assets	645	708	923
Total assets	$339,940	$355,210	$425,719
Liabilities and stockholders’ equity
Current liabilities:
Current portion — long-term debt	$6,000	$7,500	$6,000
Accounts payable	70,038	73,611	77,108
Accrued expenses	57,465	64,072	52,545
Income taxes payable	105	260	—
Deferred income taxes	3,362	3,362	3,361
Current liabilities of discontinued operations	—	130	265
Total current liabilities	136,970	148,935	139,279

Long-term debt, net of current portion	—	—	6,000
Deferred rent	64,010	66,862	71,455
Other liabilities	5,871	5,576	5,041
Total liabilities	206,851	221,373	221,775

Total stockholders’ equity	133,089	133,837	203,944
Total liabilities and stockholders’ equity	$339,940	$355,210	$425,719

Exhibit (3)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in thousands)	Three months ended April 30, 2011	Three months ended May 1, 2010

Operating activities
Net loss	$(3,678)	$(4,859)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	9,894	10,184
Amortization of deferred financing costs	54	54
Share-based compensation expense	816	485
Deferred income taxes	—	(1,408)
Changes in operating assets and liabilities:
Accounts receivable	(2,426)	(14,737)
Income taxes receivable	(430)	—
Inventories, net	(30,610)	(46,113)
Prepaid expenses	(282)	1,016
Accounts payable	(3,573)	5,089
Accrued expenses	(6,772)	(6,387)
Income taxes payable	(155)	(991)
Deferred rent	(2,852)	(565)
Other assets and liabilities	(729)	(626)
Net cash used in operating activities	(40,743)	(58,858)

Investing activities
Capital expenditures	(2,226)	(3,916)
Net cash used in investing activities	(2,226)	(3,916)

Financing activities
Repayment of debt	(1,500)	(1,500)
Proceeds from exercise of stock options	2,149	8
Excess tax benefit from exercise of stock options	—	146
Net cash provided by (used in) financing activities	649	(1,346)

Net decrease in cash and cash equivalents	(42,320)	(64,120)

Cash and cash equivalents at beginning of period	77,392	87,296
Cash and cash equivalents at end of period	$35,072	$23,176

Exhibit (4)

New York & Company, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

A reconciliation of the Company’s GAAP to non-GAAP loss before income taxes, benefit for income taxes, net loss and loss per diluted share for the three months ended April 30, 2011 is indicated below.  This information reflects, on a non-GAAP adjusted basis, the Company’s operating results after excluding the effects of non-operating tax adjustments. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding expenses that the Company believes are not indicative of the Company’s operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, measures of financial performance prepared in accordance with GAAP.

	Three months ended April 30, 2011
(Amounts in thousands, except per share amounts)	Loss before income taxes	Benefit for income taxes	Net loss	Loss per diluted share

GAAP as reported	$(3,729)	$(51)	$(3,678)	$(0.06)
Adjustments affecting comparability
Deferred tax valuation allowance	—	1,499	1,499	0.02
Non-GAAP as adjusted	$(3,729)	$(1,550)	$(2,179)	$(0.04)

Note: There were no non-operating adjustments during the three months ended May 1, 2010.